Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Phone: 908/206-3700

BREEZE-EASTERN ANNOUNCES SALE OF 700 LIBERTY AVENUE FACILITY
UNION, New Jersey — February 8, 2008 — Breeze-Eastern Corporation (AMEX:BZC) today announced that it has completed the sale of its headquarters facility and plant at 700 Liberty Avenue, Union, New Jersey. The sales price for the facility was $10.5 million and net proceeds from the sale of the facility of $9.8 million were applied to reduce the Company’s outstanding debt. As provided in the sale agreement, the Company will lease the facility for up to two years after closing, pending the Company’s relocation to a new site, yet to be selected, that will be better suited to its current and expected needs.
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, employs approximately 180 people at its facility in Union, New Jersey, and reported net sales of $73.3 million in the fiscal year ended March 31, 2007.
INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; order flow associated with the delay in enactment of the 2008 Federal Defense budget; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Quarterly Report on Form 10-Q for the period ended December 30, 2007.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com